EXHIBIT 10.25

FEE AGREEMENT

          This FEE AGREEMENT (this “Agreement”) is entered into this 19th day of August, 2008, by and between the DEMC Capital LLC, a New Jersey limited liability company with its principal place of business located at 10B Clifton Blvd Unit 3, Clifton, NJ 07011 (the “Arranger”) and Northern Ethanol, Inc., a Delaware corporation with its principal place of business located at 193 King Street East, Suite 300, Toronto, Ontario Canada, M5A 1J5 (“Northern”).

RECITALS

WHEREAS, Northern has engaged WestLB to provide senior and subordinated debt financing in an amount up to 75% of the total project cost (the “Senior Financing”) for two Ontario, Canada corn ethanol projects (the “Projects”); and

WHEREAS, Northern is seeking the balance of the Projects cost in the form of either equity or a Convertible Bond (“Equity Financing”).

NOW, THEREFORE, the parties hereto hereby agreed as follows:

1.         Arranger Responsibility. The Arranger, on Northern’s behalf, is hereby retained by Northern, on a non-exclusive basis, to utilize its best efforts to coordinate and facilitate the completion of Northern’s Equity Financing. Arranger Efforts thereto shall include, but not be limited to, the following:

•	Introduction of Northern to investors.
•	Facilitating the Equity Financing introduced by the Arranger or introduced by agents that were introduced by the Arranger.
•	Reviewing and/or drafting of investor term sheets and other investment related documentation, subject to the approval of the same by Northern’s counsel.

2.         Success Fee. Upon the completion of any portion of the Equity Financing through Arranger efforts, the Arranger shall be paid a fee equal to 8% of the Equity Financing amount (the “Equity Fee”). The Equity Fee shall be paid in full upon receipt by Northern of any and all Equity Financing.

3.	Retainer

          A bi-monthly retainer of $5,000 shall be paid to DEMC Capital. In addition, a $200,000 retainer shall be paid upon the signing of this Agreement and $100,000 when an Equity Financing Bank Commitment letter is produced satisfactory to WestLB.

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4.         Term and Termination. This Agreement shall commence on the date of execution hereof by the parties hereto. Either Arranger or Northern may terminate this Agreement, with or without cause, at any time by providing the other party written notice of such termination. Termination shall be effective upon delivery of said written notice. Upon Termination of this Agreement, neither party will have any liability or continuing obligation to the other, except that if Northern engages in a financing transaction with any person or entity introduced to Northern by Arranger for a period of two (2) years following such termination, then Northern shall remain liable to Arranger for any and all fees set forth in this Agreement.

5.          No Agency; No Partnership, No Exclusivity. The parties shall for all purposes be independent contractors and not an agent or employee of each other, and shall have no authority to act for, represent, bind or obligate the other. Nothing contained herein shall be deemed or construed to make the parties hereto partners, joint venturers or agents.

6.         Entire Understanding. This Agreement contains the entire understanding of the parties with respect to this subject matter hereof.

7.         Modification and Amendment; Waiver. This Agreement may be amended if such amendment is in writing and is signed by the parties hereto. Any waiver by a party to this Agreement of the strict observance or performance of, or compliance with, any term, covenant, condition or agreement herein contained shall be effective only if in writing, with respect to the specific instance and for the purpose for which it was given and shall be deemed not to be a waiver of any rights and remedies of such party under this Agreement as a result of any other default or breach hereunder.

8.         Counterparts Facsimile Execution. For purposes of this Agreement, a document (or signature page thereto) signed and transmitted by facsimile machine or telecopier is to be treated as an original document. The signature of any party thereon, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document. At the request of any party, a facsimile or telecopy document is to be re-executed in original form by the parties who executed the facsimile or telecopy document. No party may raise the use of a facsimile machine or telecopier machine as a defense to the enforcement of the Agreement or any amendment or other document executed in compliance with this Section.

9.         Attorney Fees. If a dispute arises between the parties hereto and such dispute can only be resolved by litigation then, in such case, the prevailing party in such litigation shall be entitled to recover all costs of such action, including but not limited to reasonable attorney fees.

10.      Indemnification. In recognition of assurances that the parties hereto have made full and fair disclosure to the other parties hereto, each party hereby indemnify and hold harmless the other, its successor and assigns (hereinafter collectively called the “Indemnified Parties”) from and against any losses, claims, damages and liabilities, joint and several, related to any liabilities, debts or claims not heretofore disclosed by such party which may hereafter be asserted and such party agrees to reimburse the Indemnified Parties for all expenses, including but not limited to reasonable attorneys’ fees and costs, of defending any such claims which may

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hereafter arise. This indemnity shall be binding upon and inure to the benefit of the parties and their successors and assigns.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

DEMC CAPITAL LLC	NORTHERN ETHANOL, INC.

By: s/Jay Chapler_________________	By: _s/Gord Laschinger________________
Name:	Jay Chapler	Name: Gord Laschinger
Title:	President	Title	Chief Executive Officer

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